Exhibit 3.1

PROPELL TECHNOLOGIES GROUP, INC.

CERTIFICATE OF DESIGNATION

OF THE SERIES C PREFERRED STOCK

I, John Huemoeller, Chief Executive Officers of Propell Technologies Group, Inc., a Delaware corporation (the “Corporation”), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, hereby make this Certificate of Designation under the corporate seal of the Corporation and hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, the Board of Directors duly adopted the following resolutions:

RESOLVED, that pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Company’s Certificate of Incorporation, the Board hereby authorizes the designation of four million five hundred thousand (4,500,000) shares of a new series of preferred stock entitled Series C Preferred Stock (the “Series C Preferred Stock”), which series shall have the following designations, powers, preferences and relative and other special rights and the following qualifications, limitations and restrictions:

1.             Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

(a)          “Affiliate” shall mean, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that the Lead Investor shall not be deemed an Affiliate of the Corporation.

(b)          “Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York City are open for the general transaction of business.

(c)          “Conversion Price” shall mean $0.12291667 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(d)          “Distribution” shall mean the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation by the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchase of capital stock of the Corporation in connection with the settlement of disputes with any stockholder, and (iv) any other repurchase or redemption of capital stock of the Corporation approved by the holders of a majority of the outstanding shares of Series C Preferred Stock.

(e)          “Lead Investor” shall mean Ervington Investments Limited.

(f)          “Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day.  If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the outstanding Preferred Stock (voting together as a single class).  If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by a nationally recognized independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the outstanding Preferred Stock (voting together as a single class).  The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

(g)          “Person” shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, estate, trust, unincorporated organization, or other entity.

(h)          “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(i)          The “Stated Price” applicable to Series C Preferred Stock shall mean $3.27777778 per share for each share of Series C Preferred Stock (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like after the date hereof).

2.             Dividend Provisions.

(a)          Series C Preferred Stock. The holders of the Series C Preferred Stock shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of four percent (4%) per annum of the Stated Price, accrued daily and payable annually in arrears on December 31st of each year (the “Dividend Date”). Dividends shall be payable to the record holders of the Series C Preferred Stock as of December 15th of each year that the Series C Preferred Stock is issued and outstanding. Such dividends shall accrue on any given share from the day of original issuance of such share and shall accrue from day to day whether or not earned or declared. If any Dividend Date is not a business day, such Dividend Date shall be the next succeeding business day. Such dividends shall be cumulative, whether or not declared by the Board of Directors, and shall compound annually. No Distribution shall be made with respect to the Common Stock, the Series A-1 Convertible Preferred Stock or the Series B Convertible Preferred Stock until all declared or accrued but unpaid dividends on the Series C Preferred Stock have been paid or set aside for payment to the holders of the Series C Preferred Stock.

(b)          Dividends on Common Stock. The holders of the Series C Preferred Stock shall be entitled to receive dividends on the Series C Preferred Stock (other than dividends on Common Stock payable solely in Common Stock) out of any assets legally available therefore, ratably with any declaration or payment of any dividend to holders of the Common Stock of the Corporation, when, as and if declared by the Board of Directors, in an amount per share equal to that which the holders would have been entitled to receive had they converted all of their shares of Series C Preferred Stock into Common Stock immediately prior to the payment of such dividends.

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(c)          Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of such Distribution shall be deemed to be the fair market value of such property as determined in good faith by the Board of Directors, including the affirmative vote or written consent of the Series C Directors (as defined below).

3.             Liquidation.

(a)          Series C Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series C Preferred Stock shall be entitled to receive, out of any assets legally available therefor, prior and in preference to any distribution of any of the assets of the Corporation and its subsidiaries (the “Assets”) to the holders of Series B Convertible Preferred Stock, Series A-1 Convertible Preferred Stock or Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) the Stated Price for the Series C Preferred Stock, (ii) any accrued but unpaid dividends on such share pursuant to Section 2(a), and (iii) any other declared but unpaid dividends on such share pursuant to Section 2(b) (the “Series C Preference Amount”). If, upon the liquidation, dissolution or winding up of the Corporation, the Assets thus distributed among the holders of the Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then all Assets legally available for distribution hereunder shall be distributed ratably among the holders of the Series C Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this section. The Corporation shall not have the power to effect a liquidation, dissolution or winding up unless the agreement or governing document for such liquidation, dissolution or winding up provides that the consideration payable to the holders of capital stock of the Corporation shall be allocated among such holders in accordance with this Section 3(a).

(b)          Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified for each series, any remaining Assets legally available for distribution to the holders of Common Stock shall be distributed among all holders of the Series C Preferred Stock, the Common Stock and any other class or series of stock entitled participate in such distribution, pro rata based on the number of shares held by them if all shares of Series C Preferred Stock were converted to Common Stock at the then-effective Conversion Rate. Notwithstanding the foregoing, the aggregate distributions made pursuant to Section 3(a) and this Section 3(b) with respect to any share of Series C Preferred Stock shall not exceed an amount equal to four times the Series C Preference Amount. Shares of Series C Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any distribution, or series of distributions, as shares of Common Stock without first forgoing participation in the distribution, or series of distributions, as shares of Series C Preferred Stock.

(c)          Reorganization. For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction retain, immediately after such transaction or series of transactions, as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the outstanding voting securities of the Corporation or such other surviving or resulting entity (or if the Corporation or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); (ii) a sale, lease or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole by means of any transaction or series of related transactions, except where such sale, lease or other disposition is to a wholly-owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. The treatment of any transaction or series of related transactions as a liquidation, dissolution or winding up pursuant to clause (i) or (ii) of the preceding sentence may be waived by the consent or vote of the holders of a majority of the outstanding shares of Series C Preferred Stock.

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(d)          Value of Non-Cash Assets. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the fair market value of any non-cash Assets, as mutually determined in good faith by the Board of Directors and the holders of a majority of the outstanding shares of Series C Preferred Stock shall be the value of such non-cash Assets for purposes of this Certificate of Designation, except that any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution, or winding up of the Corporation shall be valued as follows:

(i)          if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii)         if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

(e)          Noncompliance. In the event the requirements of this Section 3 are not complied with (or otherwise properly waived), the Corporation shall forthwith either: (i) cause the closing or consummation of such liquidation, dissolution or winding up to be postponed until the requirements of this Section 3 have been complied with (or otherwise properly waived), or (ii) cancel such liquidation, dissolution or winding up, in which event the rights, preferences, privileges and restrictions of the holders of Series C Preferred Stock shall revert to and be the same as such rights, preferences, privileges and restrictions existed immediately prior to such liquidation, dissolution or winding up.

(f)          Notice of Liquidation Event. The Corporation shall give each holder of record of Series C Preferred Stock written notice of any impending liquidation, dissolution or winding up not later than twenty (20) days prior to the stockholders’ meeting or vote called to approve such liquidation, dissolution or winding up, or twenty (20) days prior to the closing or consummation of such liquidation, dissolution or winding up, whichever is earlier, and shall also notify such holders in writing of the final approval of such liquidation, dissolution or winding up. The first of such notices shall describe the material terms and conditions of the impending liquidation, dissolution or winding up and the provisions of this Section 3, and the Corporation shall thereafter give such holders prompt written notice of any material changes. Unless such notice requirements are waived (pursuant to the following sentence), the liquidation, dissolution or winding up shall not take place sooner than twenty (20) days after the Corporation has given the last notice provided for herein or sooner than twenty (20) days after the Corporation has given notice of any material changes provided for herein. Notwithstanding the other provisions of this Certificate of Designation, all notice periods or requirements in this Certificate of Designation may be shortened or waived by or on behalf of the holders of Series C Preferred Stock, either before or after the action for which notice is required, upon the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock.

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(g)          Allocation of Escrow and Contingent Consideration. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow or subject to any contingencies, the agreement, plan of merger or consolidation, or other principal document for such liquidation, dissolution or winding up shall provide that (i) the portion of such consideration that is not placed into escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with this Certificate of Designation as if the Initial Consideration were the only consideration payable to the stockholders of the Corporation in connection with such liquidation, dissolution or winding up and (ii) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with this Certificate of Designation after taking into account the previous payment of the Initial Consideration.

(h)          Resolution of Conflicts. Any conflicts between the terms of this Certificate of Designation for the Series C Preferred Stock, on the one hand, and the Corporation’s certificate of incorporation (including the certificate of designations, preferences and rights of the Series A-1 Convertible Preferred Stock and certificate of designations, rights and preferences of the Series B Convertible Preferred Stock), on the other hand, including the terms of this Section 3, shall be resolved in favor of this Certificate of Designation for the Series C Preferred Stock.

4.             Conversion of Series C Preferred Stock. The holders of the Series C Preferred Stock shall have conversion rights as follows:

(a)          Right to Convert. Each share of Series C Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for such stock. The Series C Preferred Stock will be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Stated Price by the Conversion Price. The number of shares of Common Stock into which each share of Series C Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate” for the Series C Preferred Stock. Upon any decrease or increase in the Conversion Price for the Series C Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased. The Conversion Price for the Series C Preferred Stock shall be $0.12291667 per share and shall be subject to adjustment as provided below.

(b)          Mechanics of Conversion. Before any holder of Series C Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for such shares of Series C Preferred Stock, and shall give written notice to the Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series C Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series C Preferred Stock to be converted, and the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Series C Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the Persons entitled to receive the Common Stock upon conversion of such Series C Preferred Stock shall not be deemed to have converted such Series C Preferred Stock until immediately prior to the closing of such sale of securities.

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(c)          Conversion Price Adjustments of Series C Preferred Stock. The Conversion Price of the Series C Preferred Stock shall be subject to adjustment from time to time after the date hereof as follows:

(i)          (A) If the Corporation shall issue, on or after the date upon which this Certificate of Designation is accepted for filing by the Secretary of State of the State of Delaware (the “Filing Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price of the Series C Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price (calculated to the nearest one-hundredth of a cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by the Corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock. For purposes of this Section 4(c)(i)(A), the term “Common Stock Outstanding” shall mean and include, without duplication, the following: (1) outstanding shares of Common Stock, (2) shares of Common Stock issuable upon conversion of outstanding shares of any series of preferred stock of the Corporation, and (3) shares of Common Stock issuable upon exercise of outstanding stock options, warrants or other convertible securities. Shares described in (1) through (3) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable. In the event that the Corporation issues or sells, or is deemed to have issued or sold, shares of Additional Stock that results in an adjustment to the Conversion Price pursuant to the provisions of this Section 4(c) (the “First Dilutive Issuance”), and the Corporation then issues or sells, or is deemed to have issued or sold, shares of Additional Stock in a subsequent issuance other than the First Dilutive Issuance that would result in further adjustment to the Conversion Price (a “Subsequent Dilutive Issuance”) pursuant to the same instruments as the First Dilutive Issuance, then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price for the Series C Preferred Stock shall be reduced to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

(B)         No adjustment of the Conversion Price for the Series C Preferred Stock shall be made in an amount less than one-hundredth of a cent per share. Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(c)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)         In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)         In the case of the issuance of Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors, including the affirmative vote or written consent of the Series C Directors (as defined below), irrespective of any accounting treatment, except where such consideration consists of securities, in which case the amount of consideration received by the Corporation shall be the Market Price thereof as of the date of receipt.

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(E)         In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)         The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(c)(i)(C) and 4(c)(i)(D)), if any, received by the Corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)         The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange for (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments), any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by the Corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(c)(i)(C) and 4(c)(i)(D)).

(3)         In the event of any change in the rate at which options or other securities convertible into or exchangeable for Common Stock are exercisable for, convertible into or exchangeable for shares of Common Stock or in the consideration payable to the Corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)         Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Series C Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)         The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(c)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(c)(i)(E)(3) or (4).

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(6)         In the event any options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, are issued after the Filing Date in connection with the issuance or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to any such securities by the parties thereto, each such option, rights or securities shall be deemed to have been issued for an amount equal to the exercise price of such option, right or security.

(7)         If any event occurs of the type contemplated by the provisions of this Section 4(c)(i)(E) but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Board of Directors shall make an appropriate adjustment in the Conversion Price so as to protect the rights of the holders of the Series C Preferred Stock.

(ii)         “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(c)(i)(E)) by the Corporation on or after the Filing Date, other than the following:

(A)         Common Stock issued pursuant to adjustments described in subsection 4(c)(iii) hereof;

(B)         Common Stock issued to employees, directors, consultants and other Service Providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by the Board of Directors, including the affirmative vote or written consent of the Series C Directors;

(C)         Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Filing Date;

(D)         Common Stock issued on conversion of Series C Preferred Stock;

(E)         Common Stock issued or deemed issued pursuant to subsection 4(c)(i)(E) as a result of a decrease in the Conversion Price of the Series C Preferred Stock resulting from the operation of Section 4(c); and

(F)          Shares of Common Stock deemed not to be “Additional Stock” for purposes of this Section 4(c) by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock.

(iii)        In the event the Corporation should at any time or from time to time after the Filing Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Series C Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents (for purposes of calculating such increase, with the number of shares issuable with respect to Common Stock Equivalents determined in the manner provided for deemed issuances in subsection 4(c)(i)(E)).

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(iv)        If the number of shares of Common Stock outstanding at any time after the Filing Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for the Series C Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(v)         In the event the Corporation shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Corporation or other Persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(c)(iii), then, in each such case for the purpose of this subsection 4(c)(v), the holders of Series C Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series C Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

(vi)        If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4(c) or in Section 3) provision shall be made so that the holders of the Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series C Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled in connection with such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(c) with respect to the rights of the holders of the Series C Preferred Stock after the recapitalization to the end that the provisions of this Section 4(c) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series C Preferred Stock) shall be applicable after that event as nearly equivalently as possible.

(d)          No Fractional Shares and Certificate as to Adjustments.

(i)          No fractional shares shall be issued upon the conversion of any share or shares of Series C Preferred Stock, and the aggregate number of shares of Common Stock to be issued to particular stockholders shall be rounded down to the nearest whole share, and the Corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Series C Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

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(ii)         Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Series C Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series C Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Series C Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Series C Preferred Stock.

(e)          Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series C Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(f)          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series C Preferred Stock into Common Stock, at the then applicable Conversion Rate; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series C Preferred Stock, then, in addition to such other remedies as shall be available to the holders of the Series C Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, obtaining the requisite stockholder approval of any necessary amendment to the Certificate of Incorporation of the Corporation or any Certificate of Designation filed pursuant thereto.

(g)          Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series C Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock. Any such waiver shall bind all future holders of shares of Series C Preferred Stock

5.             Voting Rights.

(a)          Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Series C Preferred Stock (on an as-converted basis) and the holders of Common Stock shall vote together and not as separate classes. Each holder of Series C Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series C Preferred Stock held by such holder could be converted as of the record date. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series C Preferred Stock held by each holder could be converted) shall be disregarded. Except as otherwise required by law or as otherwise provided herein, the holders of Series C Preferred Stock shall be entitled to vote on all matters on which the holder of Common Stock shall be entitled to vote or act by written consent. Holders of Series C Preferred Stock shall be entitled to notice of any stockholders’ meeting as provided in accordance with the By-laws of the Corporation.

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(b)          Series C Directors. Holders of Series C Preferred Stock, voting as a class, shall be entitled to elect directors (each, a “Series C Director”) as set forth in this Section. Upon the issuance of at least one million five hundred thousand (1,500,000) shares of Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to elect either: (x) two directors holding one vote each, or (y) one director holding two votes. Upon the issuance of four million five hundred thousand (4,500,000) shares in aggregate of Series C Preferred Stock, the holders of the Series C Preferred Stock shall be entitled to elect either: (x) three directors holding one vote each, (y) one director holding three votes, or (z) two directors, of which one director holds one vote and the other director holds two votes. Holders of Series C Preferred Stock, voting as a class, may from time to time change the number of Series C Directors holding office or adjust the allocation of such Series C Directors’ voting rights, provided such changes or adjustments are not inconsistent with this Section 5(b). In accordance with Section 141(d) of the Delaware General Corporation Law, in the event any Series C Director holds more than one vote individually, all references herein to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.

(c)          Removal. Any Series C Director may be removed with or without cause by, and only by, the affirmative vote or written consent of the holders of the Series C Preferred Stock given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders. At any meeting held for the purpose of electing a Series C Director, the presence in person or by proxy of the holders of a majority of the outstanding shares of Series C Preferred Stock shall constitute a quorum for the purpose of electing such director.

(d)          Board Vacancies. Any vacancies created by the removal or resignation of a Series C Director, may be filled by a majority of the Series C Directors then in office, though less than a quorum, or by a sole remaining Series C Director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that the holders of the Series C Preferred Stock may override the action of the Series C Directors to fill such vacancy by voting for their own designee to fill such vacancy at a meeting of the holders of the Series C Preferred Stock or by written consent if the consenting stockholders hold a sufficient number of shares of Series C Preferred Stock to elect their designee at a meeting of the stockholders.

6.             Redemption. The Series C Preferred Stock are non-redeemable.

7.             Protective Provisions.

(a)           Supermajority of the Series C Preferred. So long as any Series C Preferred Stock remains outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), either directly or indirectly (including through a subsidiary), do any of the following without first obtaining the approval (by affirmative vote or written consent, as provided by law) of the holders of at least a majority of the outstanding shares of Series C Preferred Stock (and any such actions taken without such approval shall be null and void):

(i)          consent, agree or commit to or effect any: (i) merger, (ii) sale of all or substantially all of the assets or intellectual property of the Corporation or any of its subsidiaries, or (iii) recapitalization, reorganization, liquidation, dissolution or winding up of the Corporation;

(ii)         redeem, purchase or otherwise acquire any shares of the Corporation’s capital stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other Persons performing services for the Corporation or any subsidiary pursuant to agreements existing as of the date hereof or approved by the Board of Directors, including the affirmative vote or written consent of the Series C Directors, after the date hereof under which the Corporation has the option to repurchase such shares at no greater than cost upon the occurrence of certain events, such as the termination of employment in accordance with such agreements;

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(iii)        declare or pay a dividend or other distribution with respect to any shares of the Corporation’s capital stock other than dividends payable in Common Stock;

(iv)        make any loan or advance to any Person, including, without limitation, any employee or director of the Corporation or any of its subsidiaries; provided, however, that this restriction shall not apply to advances made in the ordinary course of business or in connection with the exercise of employee stock options under terms approved by the Board of Directors, including the affirmative vote or written consent of the Series C Directors;

(v)         amend the Certificate of Incorporation or the By-laws of the Corporation or governing documents of its subsidiaries, including any change in the authorized number of shares of any series or class of capital stock of the Corporation, or any change to the authorized number of directors of the Corporation;

(vi)        authorize or create (by reclassification, merger or otherwise) any new class or series of equity security (including any security convertible into or exercisable for any equity security);

(vii)       increase the number of shares authorized for issuance under any existing stock or option plan or create any new stock or option plan;

(viii)      materially change the nature of the business that the Corporation is engaged in;

(ix)         incur any indebtedness, other than trade credit incurred in the ordinary course of business, or encumber or grant a security interest the assets of the Corporation in connection with an indebtedness of the Corporation;

(x)          engage in or make any investments not authorized by the Board of Directors or otherwise permitted under an investment policy approved by the Board of Directors, including the affirmative vote or written consent of the Series C Directors;

(xi)         acquire or divest a material amount of assets;

(xii)        sell, assign, license, pledge or encumber material technology or intellectual property of the Corporation, other than by way of non-exclusive licenses granted in the ordinary course of business; or

(xiii)       enter into any corporate strategic relationship involving payment, contribution or assignment by the Corporation or to the Corporation of any assets.

8.             Status of Converted Stock. In the event any shares of Series C Preferred Stock shall be converted pursuant to Section 4, the shares so converted shall be cancelled and shall not thereafter be reissued, sold or transferred. This Certificate of Designation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

***

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The undersigned declares under penalty of perjury under the laws of the State of Delaware that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on February 17, 2015.

/s/ John Huemoeller
Name:	John Huemoeller
Title:	President and Chief Executive Officer

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